                                MASTER LOAN AGREEMENT


       THIS MASTER LOAN AGREEMENT, dated as of this 22nd day of December, 1998 by and between TCC NNN TRADING, INC., a Delaware corporation, and KEYBANK NATIONAL ASSOCIATION, a national banking association;

                                     WITNESSETH:

       The parties hereto, in consideration of their mutual covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

       1.01. CERTAIN DEFINITIONS. The following words and terms shall have the following meanings, respectively, unless the context hereof clearly otherwise requires:

              "Adjusted LIBOR Interest Rate" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the sum of the applicable LIBOR Interest Rate by (ii) 1.00 minus the Reserve Percentage.

              "Advance" shall mean an advance to the Borrower on the account of Loan.

              "Advance Maturity Date" shall have the meaning ascribed thereto in
       Section 2.05 hereof.

              "Agreement" shall mean this Master Loan Agreement, as the same may be supplemented, modified or amended from time to time.

              "Assignment" shall mean an Assignment in the form attached hereto as EXHIBIT F, with blanks completed appropriately, given by the Borrower to the Bank with respect to a Project as security for the Borrower's obligation under the Loan, subject to such changes as may be required to comply with the requirements of the law of the state in which such Project is located, as the same may be supplemented, modified or amended from time to time.

              "Assignment of Rents" shall mean an Assignment of Rents and Leases in the form attached hereto as EXHIBIT E, with blanks completed appropriately, given by the Borrower to the Bank with respect to a Project as security for the Borrower's obligations under the Loan, subject to such changes as may be required to comply with the requirements of the law of the state in which such Project is located, as the same may be supplemented, modified or amended from time to time.

              "Bank" shall mean KeyBank National Association, a national banking association, its successors and assigns.

              "Borrower" shall mean TCC NNN Trading, Inc., a Delaware corporation.

              "Borrower's Affidavit" shall mean a Borrower's Closing Affidavit in the form of EXHIBIT H attached hereto, with blanks completed appropriately, given by the Borrower to the Bank with respect to a Project.

              "Closing" shall mean the execution and delivery by the Borrower to the Bank of this Agreement and the Note.

              "Closing Date" shall mean the date of the Closing.

              "Collateral Assignment of Purchase Agreement" shall mean a Collateral Assignment of Purchase Agreement in the form attached hereto as EXHIBIT G, with blanks completed appropriately, given by the Borrower to the Bank with respect to a Project as security for the Borrower's obligations under the Loan, as the same may be supplemented, modified or amended from time to time.

              "Commitment Fee" shall mean an amount equal to Fifty Thousand Dollars ($50,000) to be paid by the Borrower to the Bank in accordance with the terms hereof.

              "Conditional Default" shall mean any condition, event, act or omission which, with the giving of notice or passage of time or both, would constitute an Event of Default.

              "Debt Service Coverage Ratio" shall mean the ratio of (i) projected total annual income to be received under the Lease for an applicable Project, defined as base rent, common area maintenance payments, insurance and real estate tax payments or reimbursements made by Tenant to Borrower and miscellaneous sources, less the projected total annual expenses and non-capitalized costs of operating and maintaining such Project, including any annual management fee paid by the Borrower in respect of such Project, an annual charge of Ten Cents ($.10) per square foot of such Project for a capital reserve, and expenses for common area maintenance, insurance, real estate taxes and repairs actually paid by the Borrower in respect of such Project, to (ii) the projected total annual sum of all interest payments and principal payments on the Advance made in respect of such Project which would be due and payable assuming the level amortization of such Advance over a period equal to the lesser of (a) twenty (20) years or (b) the remaining term of the applicable Lease, plus five (5) years, at a per annum interest rate equal to the lesser of (y) Seven and One-Half Percent (7-1/2%) or (z) Two Percent (2%) above the most recent weekly average yield on United States Treasury Securities adjusted to a constant maturity of ten (10) years.

              "Default Rate" shall mean a rate of interest from time to time which is Two Percent (2%) per annum above the applicable Interest Rates otherwise then in effect.

              "Deposit" shall mean an earnest money deposit made by a buyer under a Purchase Agreement and held by a Title Company or by the Borrower.

              "Disbursement Request" shall mean a statement of the Borrower setting forth the amount of an Advance being requested and containing such other information as is required by Paragraph (a) of Section 5.01 hereof.

              "Environmental Indemnity Agreement" shall mean an Environmental Indemnity Agreement in the form attached hereto as EXHIBIT I, with blanks completed appropriately, to be executed and delivered with respect to a Project by the Borrower and the Guarantor to the Bank, as the same may be supplemented, modified or amended from time to time.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, which together with the Borrower would be treated as a single employer under ERISA.

              "Event of Default" shall mean any of the events of default described in Section 8.01 hereof.

              "FEMA" shall mean the Federal Emergency Management Agency, or any successor entity.

              "Fixtures" shall mean all personal property now or hereafter owned by the Borrower and now or hereafter affixed to, incorporated into or to be incorporated into, or used or useful in connection with, a Project or any part thereof, all replacements thereof, additions thereto and substitutions therefor.

              "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Standards Accounting Board and recognized and interpreted by the American Institute of Certified Public Accountants.

              "Governmental Authorities" shall mean the United States of America, the state and local jurisdictions in which a Project is located and any political subdivision thereof, and any agency, department, commission, board, bureau or instrumentality of any of them.

              "Governmental Requirement" shall mean any law, ordinance, order, rule or regulation of any Governmental Authority, including but not limited to laws, ordinances, orders, rules or regulations with regard to zoning, subdivision, building, safety, fire protection or environmental matters applicable to a Project.

              "Guarantor" shall mean Trammell Crow Company, a Delaware corporation.

              "Guarantor's $150,000,000 Credit Agreement" shall mean that certain Credit Agreement, dated as of December 1, 1997, among the Guarantor, the Lenders listed therein, NationsBank of Texas, N.A. and Bankers Trust Company, without amendment or modification. Nothing herein shall prohibit or be deemed to prohibit Guarantor from entering into or agreeing to any modification or amendment to such Credit Agreement. However, no reference to any such modification or amendment shall be made for purposes of this definition.

              "Hazardous Constituent" shall have the meaning assigned thereto under 40 C.F.R. Section 260.10.

              "Hazardous Materials" shall mean, collectively, Hazardous Substances, Hazardous Constituent and Solid Wastes.

              "Hazardous Materials Laws" shall mean all laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, determinations, directives and standards promulgated by any governmental authority concerning Hazardous Materials or concerning the protection of, or regulation of the discharge of substances into, the environment or concerning the health or safety of persons with respect to environmental hazards, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., National Environmental Policy of 1975, 42 U.S.C. Sections 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300(f) et seq., the Hazardous Materials Transportation Act, 42, U.S.C. Section 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, U. S.C. Section 7401 et seq., and any similar or implementing law of the state in which a Project is located, and all amendments, rules, and regulations promulgated thereunder or implementing the same.

              "Hazardous Substances" shall mean at any time any substance, waste, pollutant, contaminant or material, in solid, liquid or gaseous form, which: (i) is a substance regulated or defined or designated as hazardous, extremely or imminently hazardous, objectionable, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority; (ii) is a substance with respect to which such a governmental authority otherwise requires environmental compliance, investigation, monitoring, reporting, or remediation; including but not limited to, (A) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, objectionable or toxic, under any Hazardous Materials Law; (B) petroleum and petroleum based products including crude oil, used oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) radioactive substances and materials; (F) asbestos; (G) urea formaldehyde; (H) polychlorinated biphenyls; (I) lead; (J) methane;
       (K) flammable substances and materials; and (L) explosives.

              "Improvements" shall mean the improvements portion of a Project.

              "Inspecting Architect" shall mean an independent architectural or engineering firm employed by the Bank with respect to a Project. The Borrower may submit to the Bank a list of suggested architectural and engineering firms for consideration by the Bank. The Bank shall not, however, be obligated to select or retain an Inspecting Architect from such list.

              "Interest Rate" shall mean, as to each Advance, a rate per annum equal to (i) for Prime Advances, the Prime Interest Rate and (ii) for LIBOR Advances, the Adjusted LIBOR Interest Rate.

              "Lease" shall mean a lease of a Project (excluding any incidental real estate which is contiguous to the leased real estate and improvements and which the Borrower is or was required to purchase as part of the acquisition of the leased real estate and improvements) by and between the Borrower, as landlord, and a Tenant, as tenant.

              "LIBOR" shall mean the average (rounded upward to the nearest 1/16 of 1%) of the per annum rates at which deposits in immediately available funds in U.S. dollars for the applicable LIBOR Interest Period and in the amount of the applicable LIBOR Advance are offered to the Bank by prime banks in the London interbank Eurodollar market, determined as of 11:00 a.m. London time (or as soon thereafter as practicable) two (2) London Banking Days prior to the beginning of the applicable LIBOR Interest Period;

              "LIBOR Advance" shall mean any Advance which is determined with reference to the Adjusted LIBOR Interest Rate;

              "LIBOR Interest Period" shall mean a period of one (1) month, three (3) months or six (6) months, as selected by the Borrower;

              "LIBOR Interest Rate" shall mean a rate per annum equal to One and Three Quarters Percent (1-3/4%) above LIBOR.

              "Loan" shall mean a revolving loan from the Bank to the Borrower in a principal amount not to exceed Twenty Million Dollars ($20,000,000) at any time outstanding.

              "Loan Commitment Expiration Date" shall mean December 22, 2000.

              "Loan Documents" shall mean, this Agreement, the Note, and all Project Agreements, Mortgages, Assignments of Rents, Assignments, Collateral Assignments of Purchase Agreement, Transaction Guaranties, Borrower's Affidavits, Environmental Indemnities and other documents executed and/or delivered by or on behalf of the Borrower or the Guarantor in connection with the Loan or any Advance which are in effect from time to time, as the same may be supplemented, modified or amended from time to time.

              "London Banking Day" shall mean a day on which commercial banks are open for business in London, England, and quoting deposit rates for U.S. dollar deposits.

              "Material Adverse Effect" shall mean any event, circumstance or condition that could reasonably be expected to have a material adverse effect on (a) the business, operations, financial condition or properties of the Borrower taken as a whole, (b) the ability of the Borrower to repay the Loan or perform all other material obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or any material provision thereof or any transaction contemplated thereby, or (d) the rights and remedies of the Bank under any of the Loan Documents.

              "Monetary Event of Default" shall mean an Event of Default under
       Section 8.01(a) hereof or any other Event of Default which can be cured by the payment of money.

              "Mortgage" shall mean a Real Estate Mortgage and Security Agreement in the form of EXHIBIT D-1 attached hereto, with blanks completed appropriately, or a Deed of Trust and Security Agreement in the form of EXHIBIT D-2 attached hereto, with blanks completed appropriately, given by the Borrower to the Bank with respect to a Project as security for the Borrower's obligations under the Loan, subject to such changes as may be required to comply with the requirements of the laws of the state in which the Project is located, as the same may be supplemented, modified or amended from time to time.

              "Mortgage Release Price" shall mean with respect to a Project, an amount equal to (a) if when such Project is sold no Event of Default is then continuing, the amount of the Advance made in respect of such Project, less any principal payment previously made in respect of such Advance, or (b) if when such Project is sold a Non-Monetary Event of Default is then continuing, the greater of (i) the amount described in subsection (a) of this definition and (ii) the Net Sales Price of such Project; or (c) if when such Project is sold, a Monetary Event of Default is then continuing, the amount described in subsection (a) of this definition, plus that portion of the Net Sales Proceeds Excess which is necessary to fully cure all Monetary Events of Default then continuing, provided that, if the application of all of the Net Sales Proceeds Excess would not cure all Non-Monetary Events of Default then continuing, the Mortgage Release Price under this subsection (c) for such Project will be the Net Sales Price of such Project.

              "Net Sales Price" shall mean with respect to a Project, an amount equal to One Hundred Percent (100%) of the gross sales price of such Project, less closing costs payable by the Borrower in respect of the sale of such Project, provided such closing costs are in a reasonable amount and are of a type customarily paid by a Seller in the area in which such Project is located. Such closing costs shall include without limitation, pro rations for property taxes, costs of survey and title insurance and the cost of any brokerage commissions or fees payable in respect of such sale; provided, however, that a brokerage fee or commission payable to an affiliate of the Borrower or the Guarantor shall not be permitted as a closing cost in calculating the Net Sales Price of such project.

              "Net Sales Proceeds Excess" shall mean the amount by which the Net Sales Price for a Project exceeds the amount of the Advance made in respect of such Project which is outstanding as of the closing of the sale of such Project.

              "Non-Monetary Event of Default" shall mean any Event of Default, other than a Monetary Event of Default.

              "Non-Pre-Approved Tenant" shall mean any tenant having an S & P Rating of less than BBB- and any tenant which would use a Project for a restaurant operation, a fast food operation or any other food service operation.

              "Note" shall mean the Revolving Credit Note in the form of EXHIBIT C attached hereto, with blanks completed appropriately, executed by the Borrower payable to the order of the Bank to evidence the Loan, as the same may be renewed, extended, supplemented, modified or amended from time to time.

              "OfficeMax" shall mean OfficeMax, Inc., an Ohio corporation.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

              "Personal Property" shall mean all tangible personal property owned by the Borrower and now or at any time hereafter located on or at a Project owned by the Borrower or used in connection therewith or with the improvements forming a part of such Project.

              "Plan" shall mean an Employee Benefit Plan which is covered by Title 4 of ERISA or subject to the minimum lending standards under
       Section 412 of the Internal Revenue Service as to which the Borrower may have any liability.

              "Plans and Specifications" shall mean the plans and specifications for the construction of the Improvements forming part of an applicable Project prepared by the architect therefor.

              "Prime Advance" shall mean any Advance which is determined with reference to the Prime Rate.

              "Prime Interest Rate" shall mean a rate per annum equal to the Prime Rate.

              "Prime Rate" shall mean the interest rate per annum announced from time to time by the Bank as its prime rate. Each interest rate determined by reference to the Prime Rate shall change automatically from time to time, effective as of the effective date of each change in the Prime Rate. The Bank's Prime Rate is not necessarily the rate at which the Bank lends its funds. The Prime Rate is only an index rate from which interest rates actually charged to the

       Bank's customers may be measured. The use of the Prime Rate does not constitute a commitment by the Bank to lend money at a preferred rate.

              "Prohibited Transaction" shall have the meaning ascribed thereto by ERISA.

              "Project" shall mean the real estate and all improvements thereon which will be owned by the Borrower and leased to a Tenant under a Lease, together with any incidental real estate which is contiguous to the leased real estate and improvements and which the Borrower is or was required to purchase as part of the acquisition of the leased real estate and improvements.

              "Project Agreement" shall mean a Project Agreement in the form of EXHIBIT A attached hereto, with blanks completed appropriately, to be entered into by the Bank and the Borrower, pursuant to which the Bank approves an Advance for funding hereunder as required by Section 2.02, as the same may be supplemented, modified or amended from time to time.

              "Project Costs" shall mean with respect to a Project, the purchase price paid by the Borrower for its acquisition of a Project (including ordinary closing costs therefor paid by the Borrower which increase the purchase price (including, without limitation, pro-rated property taxes, brokers commissions and title insurance)), the Project Fee for the Advance made in respect of such Project, the legal fees, survey charges and appraisal fees incurred in respect of such Advance, and the Inspecting Architect's fees for such Project.

              "Project Fee" shall mean an amount equal to One Quarter of One Percent (1/4 of 1%) of the principal amount of an Advance.

              "Project Purchase Agreement" shall mean with respect to a Project, a purchase agreement between the Borrower and a buyer not affiliated with the Borrower or the Guarantor which is approved by the Bank in a form reasonably acceptable to the Bank, pursuant to which agreement the Borrower agrees to sell, and such buyer agrees to purchase, a Project. Such purchase agreement shall require the buyer thereunder to deposit a Deposit with the Borrower or a Title Company or other escrow agent.

              "Project Site" shall mean the real estate portion of a Project.

              "Rating" shall mean the rating from time to time established by S & P for senior, unsecured, non-credit-enhanced long-term debt of a Tenant.

              "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

              "Reportable Event" shall have the meaning ascribed thereto by ERISA.

              "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal

       Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities." The Adjusted LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage;

              "Solid Wastes" shall have the meaning assigned thereto in 40 C.F.R. Section 261.2.

              "S & P" shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill Companies, Inc., or if S & P no longer publishes ratings, then another ratings agency acceptable to the Bank.

              "Storage Containers" shall mean existing and future containers for Hazardous Materials and above ground and underground storage tank systems (including underground piping, conduits or sumps).

              "Subordination, Non-Disturbance and Attornment Agreement" shall mean a Subordination, Non-Disturbance and Attornment Agreement in the form of EXHIBIT K attached hereto, with blanks completed appropriately, entered into by the Bank, the Borrower and a Tenant with respect to a Project, subject to such changes as may be required to comply with the requirements of the law of the state in which the Project is located, as the same may be supplemented, modified or amended from time to time.

              "Tenant" shall mean Office Max, Inc., any tenant (other than a tenant which would use a Project for a restaurant operation, a fast food operation or any other food service operation) having an S & P rating of BBB- or higher, and any other retail tenant which the Bank approves in its sole discretion.

              "Title Company" shall mean with respect to a Project, Chicago Title Insurance Company or any other title insurer designated by the Borrower and approved by the Bank which agrees to insure the priority of the lien of the Mortgage on such Project.

              "Title Policy" shall mean with respect to a Project, the policy of title insurance issued by a Title Company to the Bank insuring the priority of the lien of the Mortgage on such Project.

              "Transaction Guaranty" shall mean a Transaction Guaranty in the form attached hereto as EXHIBIT J, with blanks completed appropriately, given to the Bank by the Guarantor with respect to an Advance, pursuant to which the Guarantor guarantees the Borrower's obligations in respect of such Advance, as the same may be supplemented, modified or amended from time to time.

              "Wetlands" shall mean any wetlands area or other area which is subject to the regulatory jurisdiction of the United States Environmental Protection Agency and/or Army

       Corps of Engineers and/or any other Governmental Authority, under any Governmental Requirement, including, without limitation, the Clean Water Act, 33 U.S.C. Section 1251, ET. SEQ.

              "Year 2000 Issues" shall mean the anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as it affects the business, operations, and financial condition of the Borrower.

       Unless the context clearly otherwise requires, the foregoing definitions shall be equally applicable to both the singular and plural forms.

       1.02 SECTION 8.01(p). All defined terms used in Section 8.01(p) hereof, but not defined herein, shall have the meanings assigned to such terms in Guarantor's $150,000,000 Credit Agreement. All provisions and defined terms in the Guarantor's $150,000,000 Credit Agreement are incorporated herein by reference to the extent such provisions and terms are necessary for the interpretation or construction of any defined terms used in Section 8.01(p). Reference shall continue to be made to the Guarantor's $150,000,000 Credit Agreement for defined terms which are used in Section 8.01(p) hereof, but not defined herein, even upon the termination or cancellation thereof.

                                      ARTICLE II

                                       THE LOAN

       2.01. LOAN. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, the Bank agrees to make the Loan to the Borrower. The Bank's commitment to make Advances shall expire on the Loan Commitment Expiration Date. In no event shall the Bank be obligated to make any Advance on or after the Loan Commitment Expiration Date. The proceeds of the Loan will be used solely for the acquisition by the Borrower of Projects approved by the Bank in accordance with the terms of Section 2.02 hereof. The proceeds of the Loan will be advanced to the Borrower in accordance with and subject to the requirements and limitations set forth herein. Proceeds of the Loan shall be allocated to the Projects by the Borrower in such manner as the Borrower shall determine and the Bank may approve pursuant to Section 2.02 hereof. If prior to the Loan Commitment Expiration Date, the Borrower repays any Advance(s), or any portion thereof, Loan proceeds in an amount equal to the amount of the repayment will again be made available to the Borrower for Advances, subject to the terms and conditions hereof.

       2.02. PROJECT APPROVAL. In connection with a request for approval for an Advance, the Borrower shall submit to the Bank those materials identified in EXHIBIT B attached hereto. If the Project for which an Advance is requested is or will be leased to a Non Pre-Approved Tenant, the Borrower shall submit to the Bank such other information as the Bank deems reasonable, appropriate and necessary with respect to such Advance and the Project to be acquired with the proceeds thereof. The Bank may not withhold its approval for an Advance for a Project if the Project will be leased to Office Max or a tenant which will lease the Property for a retail operation and has a Rating of BBB- or higher; provided, however, Bank may withhold, in its sole discretion, its approval for an Advance for a Project to be leased to OfficeMax or a tenant which will lease the Property for a retail operation and has a Rating of BBB- or higher, if the Borrower will not own fee simple title to such Project at the time of the Advance therefor. If the Bank approves an Advance for a Project which the Borrower will not own fee simple to (e.g., a Project in which the Borrower owns only a leasehold estate or a subleasehold estate) at the time of the Advance therefor, the Bank may impose requirements regarding such Advance in addition to those set forth herein. The Bank may withhold, in it sole discretion, its approval for an Advance for a Project if the Project will be leased to a Non-Pre-Approved Tenant. The Bank covenants and agrees to use its best efforts to approve or disapprove an Advance for a Project to be leased to a Non-Pre-Approved Tenant within five (5) business days following receipt of a request for approval by the Borrower. In connection with the approval of an Advance for a Project leased to a Non-Pre-Approved Tenant, the Bank may impose requirements regarding disbursement of such Advance in addition to those set forth herein. Such additional requirements will be set forth in the Project Agreement to be executed by the Bank and the Borrower in respect of such Project, which Project Agreement, when executed, shall be deemed to be a modification and amendment of this Agreement as to the particular Advance.

       2.03. PROJECT NOTE. The Loan and all Advances thereunder shall be evidenced by the Borrower's receipts and the Note.

       2.04. RATE OF INTEREST. During the term of the Loan, the unpaid principal amount thereof shall, subject to the terms and conditions hereinafter set forth, bear interest on a basis selected by the Borrower from the following interest rate selections: (a) the Adjusted LIBOR Interest Rate; and (b) the Prime Interest Rate.

       Each Advance shall be made as either a Prime Advance or a LIBOR Advance, as selected by the Borrower. The Borrower may have Prime Advances and LIBOR Advances outstanding simultaneously; provided, however, the Borrower may not have more than five (5) LIBOR Advances in existence at any time and each LIBOR Advance must be in an amount which is greater than or equal to $1,000,000. The Borrower may convert any Prime Advances aggregating at least $100,000 in principal amount into a LIBOR Advance on the first day of a calendar month. At the end of the LIBOR Interest Period applicable to a LIBOR Advance, the Borrower may renew the LIBOR Advance or may convert the LIBOR Advance to a Prime Advance. If the Borrower fails to renew any LIBOR Advance or if the Borrower shall receive any new Advance without designating whether such Advance is a LIBOR Advance or a Prime Advance, such Advance shall automatically be deemed to be a Prime Advance. At any time that the Borrower desires a LIBOR Advance or intends to renew a LIBOR Advance or convert a Prime Advance into a LIBOR Advance, the Borrower must notify the Bank at least three (3) London Banking Days prior to the day on which the Borrower desires such Advance, renewal or conversion to be effective. The Borrower shall have no right to designate a new Advance as, or convert an existing Prime Rate Advance to, a LIBOR Advance if an Event of Default is then continuing. The Borrower shall have no right to select a LIBOR Interest Period for a LIBOR Advance if such LIBOR Interest Period would extend beyond the Advance Maturity Date therefor.

       While and so long as no Event of Default is continuing, interest shall accrue at the applicable Interest Rates upon the daily principal balance of the Loan, based on a three hundred sixty (360) day year, for the actual number of days elapsed since the date to which interest has been paid. While and so long as an Event of Default is continuing, interest shall accrue at the applicable Default Rates upon the daily principal balance of the Loan, based on a three hundred sixty (360) day year, for the actual number of days elapsed since the date to which interest has been paid.

       If the Bank shall determine, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital (or on the capital of the Bank's holding company) as a consequence of the Loan to a level below that the Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Borrower shall either (a) pay to the Bank such additional amount or amounts as will compensate the Bank (or its holding company) for such reduction, or (b) convert all LIBOR Advances to a Prime Advance. If the Borrower elects the option provided in the foregoing subparagraph (b), the Borrower shall not be subject to the requirement hereunder that the Borrower reimburse the Bank for any loss, cost or expense incurred by the Bank as a result of the Borrower paying a LIBOR Advance prior to the end of the applicable LIBOR Interest Period, provided, however, thereafter the Borrower may not elect for any Advances to be LIBOR Advances. The Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of the Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to the Bank regardless of any possible contention of the invalidity of the law, regulation or other condition which shall have been imposed.

       2.05. PRINCIPAL PAYMENT OF ADVANCE. An Advance shall be due and payable upon the earlier of (the "Advance Maturity Date"): (a) twelve (12) months from the funding thereof; or (b) the sale of the Project in respect of which such Advance was made, unless such Advance is sooner paid or payable pursuant to the terms hereof.

       2.06. INTEREST PAYMENTS. The Borrower shall pay interest at the applicable Interest Rates on the outstanding principal balance of the Loan on the first (1st) day of each calendar month while proceeds of the Loan remain outstanding, commencing on the first (1st) day of the first (1st) calendar month following the first Advance.

       2.07.  PRINCIPAL PAYMENTS.   If an Advance has not been fully repaid by
the One Hundred Eighty-First day (181st) day following the funding thereof, the Borrower shall pay to the Bank on such date an amount equal to Ten Percent (10%) of the original amount of such Advance, which payment shall be applied in reduction of the principal balance of such Advance. Upon the sale of a Project, the Borrower shall pay to the Bank an amount equal to the Mortgage Release Price payable in respect thereof, and such Mortgage Release Price payment when received by the Bank, shall be applied in reduction of the principal balance of the Advance which was made in respect of such Project. Notwithstanding the foregoing provisions, during the continuance of an Event of Default, any Mortgage Release Price payment received by the Bank may be applied, in the discretion of the Bank, in reduction of any accrued and unpaid interest on the Loan or any outstanding Advance made pursuant to Section 5.01(c) hereof, so long as the Bank provides to Borrower all documents necessary to release the Project being sold. The Borrower shall pay to the Bank a reasonable service fee, not to exceed Fifty Dollars ($50.00), for the processing of the requested release of a Mortgage. Upon the Bank's receipt of the Mortgage Release Price payment made in respect of a Project, the Bank will release the Mortgage and all other security of the Bank encumbering such Project.

              At the request of the Bank, the Borrower will furnish to the Bank copies of any closing statement, purchase agreement and similar documents relating to the sale of a Project prior to the release by the Bank of its security with respect to such Project.

       2.08. LOAN PREPAYMENTS. The Borrower may prepay the principal amount of any Prime Advance in whole or in part from time to time without any prepayment penalty. The Borrower may not prepay any LIBOR Advance before the expiration of the LIBOR Interest Period applicable to such LIBOR Advance, except upon the payment of the amount provided for below.

       If any LIBOR Advance becomes due and payable or is prepaid prior to the last day of the applicable LIBOR Interest Period (including any prepayment resulting from the acceleration of the Loan by the Bank as a consequence of an Event of Default), the Borrower also promises to reimburse the Bank on demand for any resulting loss, cost, or expense incurred by the Bank as a result thereof including, without limitation, any loss incurred in obtaining, liquidating, or employing deposits from third parties, but excluding the Bank's loss of margin for the period after any such payment; provided, however, the Borrower shall not be required to reimburse the Bank for any loss, cost or expenses incurred by the Bank as a result of the prepayment of a LIBOR Advance prior to the last day of the applicable LIBOR Interest period if such LIBOR Advance is paid in full and such prepayment results from the sale of the Project in respect of which such LIBOR Advance was made. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to the Bank of making, funding, maintaining, or allocating capital to LIBOR Advances, then from time to time, within fifteen (15) days after demand by the Bank, the Borrower shall either (a) pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost; or
(b) convert all LIBOR Advances to a Prime Advance. If the Borrower elects the option provided in the foregoing subparagraph (b), the Borrower shall not be subject to the requirement hereunder that the Borrower reimburse the Bank for any loss, cost or expense incurred by the Bank as a result of the Borrower paying a LIBOR Advance prior to the end of the applicable LIBOR Interest Period; provided, however, thereafter the Borrower may not elect for any Advances to be LIBOR Advances. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for the Bank to make, fund, or maintain any LIBOR Advance, then the Bank's obligation to make, fund, or maintain any LIBOR Advance shall terminate.

       2.09. LATE FEE. If any sum of principal or interest in respect of the Loan is not paid within five (5) days after the date when due, then, in addition to and not in lieu of any other rights or remedies available to the Bank, the Borrower shall pay to the Bank, on demand, a late fee in an amount equal to the greater of five percent (5%) of such sum or Twenty-Five Dollars ($25.00), but not to exceed Two Hundred Fifty Dollars ($250.00). In no event, however, shall a late fee be payable under this Section 2.09 in respect of an Advance and the interest therein if the Borrower fails to pay such Advance and interest on the Advance Maturity Date therefor or on the date on which such Advance and interest are payable as a result of the acceleration of the Loan pursuant to the terms of this Agreement.

       2.10. NON-USE FEE. The Borrower agrees to pay to the Bank a non-use fee (the "Non-Use Fee") calculated at the rate of 0.20% per annum on the daily unborrowed portion of the Loan (which is equal to the daily average of the difference between the maximum principal amount of the Loan (i.e., $20,000,000) and the then outstanding balance of the Loan owed during any calculation period) from the Closing Date to and including the Loan Commitment Expiration Date, payable quarterly in arrears on the last day of each calendar quarter hereafter. Notwithstanding the foregoing, all accrued Non-Use Fees shall be payable on the effective date of any termination of the Bank to make Advances. The Non-Use Fee shall be calculated based on a year of 360 days.

       2.11. EXCULPATION. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, it is intended that the obligations of the Borrower under this Loan Agreement, the Note and the other Loan Documents shall be payable only out of the Projects encumbered by Mortgages in effect from time to time, the enforcement of the provisions contained in such Mortgages or any other Loan Documents and out of any other property, security or guaranties securing or given for such obligations (the "Additional Property"), and, accordingly, except as hereafter provided, no liability shall be asserted or be enforceable against the Borrower, its successors and assigns, or their assets and estates (other than such Projects and the Additional Property) because of or in respect of the Loan or any other obligations of the Borrower under the Loan Documents, all such liability, if any, being expressly waived by the Bank. The foregoing provisions shall not limit or be construed to limit or impair the Bank's rights against the Borrower for costs or damages arising from (the following being referred to as the "Non-Recourse Exceptions"): (a) fraud or material misrepresentations made by the Borrower in connection with the Note, any Mortgage or any other Loan Document; (b) the misapplication by the Borrower of insurance proceeds or condemnation awards paid in connection with a Project prior to foreclosure of the Mortgage encumbering the same or conveyance of such Project by a power of sale or a deed in lieu of foreclosure; (c) the misapplication by Borrower of gross receipts from rental of a Project encumbered by a Mortgage applicable to the period after an Event of Default and prior to the foreclosure of such Mortgage or conveyance of such Project by a power of sale or a deed in lieu of foreclosure after an Event of Default, (d) the unauthorized removal by Borrower of any portion of a Project encumbered by a Mortgage; (e) waste committed by the Borrower with respect to a Project encumbered by a Mortgage; (f) the failure by the Borrower to provide the insurance coverage or to pay taxes or assessments required by a Mortgage; or (g) the misapplication by Borrower of proceeds of the Loan in violation of the provisions of the Loan Documents.

       Nothing herein shall be deemed a waiver by the Bank of any right which the Bank may have pursuant to the Bankruptcy Code of the United States of America or any similar state law to file a claim for the full amount of the indebtedness and other obligations of the Borrower under the Loan Documents or to require that all collateral or security for such indebtedness and obligations shall continue to secure the entire amount of such indebtedness and obligations in accordance with the Loan Documents. In addition, nothing herein contained shall affect or impair the liability or obligation of the Guarantor under any Transaction Guaranty or of any other guarantor or co-maker or other person who by separate instrument shall be or become liable upon or obligated for any of the indebtedness and other obligations of the Borrower under the Loan Documents or any of the covenants or agreements contained in the Loan Documents, and nothing herein contained shall limit the Borrower's personal liability under Section 6.09 hereof and under Section 4.10 of any Mortgage from the Borrower to the Bank or the Borrower's and the Guarantor's personal liability under any Environmental Indemnity Agreement from the Borrower and the Guarantor to the Bank.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

       The Borrower represents and warrants to the Bank that as of the Closing
Date:

       3.01. ORGANIZATION AND QUALIFICATION. The Borrower is a duly formed and validly existing corporation under the laws of the State of Delaware. The Guarantor is a duly formed and validly existing corporation under the laws of the State of Delaware.

       3.02. RIGHT AND POWER; CORPORATE AUTHORITY. The Borrower has full right, power and authority to execute and deliver this Agreement and the Note and to perform its obligation thereunder. The Borrower has taken the necessary corporate action to authorize the execution and delivery of the Agreement and the Note and the borrowings thereunder.

       3.03. CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery of this Agreement and the Note, the consummation of the transactions contemplated thereby, and the compliance with the terms, conditions and provisions thereof will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of the Borrower, or, to the Borrower's actual knowledge, any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority or any agreement or instrument to which the Borrower is a party or by which the Borrower or its properties or assets are subject to or bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the property of the Borrower pursuant to the terms of any such agreement or instrument, except as created by the Loan Documents.

       3.04. AUTHORITY, VALIDITY AND BINDING EFFECT. The execution and delivery of this Agreement and the Note, and the making of the borrowings contemplated by the provisions hereof and thereof, have been duly authorized by all necessary action on the part of the Borrower, and no authorization, approval or consent by, or filing with, any Governmental Authority or public regulatory authority is necessary therefor. This Agreement and the Note have been duly and validly executed and delivered by the Borrower and constitute a legal, valid and binding obligation of the Borrower, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights generally and by principles of equity.

       3.05. FINANCIAL CONDITION. The financial statements of the Borrower, if any, and the Guarantor furnished to the Bank are complete and correct in all material respects. Such financial statements were prepared in accordance with GAAP consistently applied. The financial statements of the Borrower and the Guarantor fairly present their respective financial condition at the respective dates indicated therein. Since the dates of such financial statements, there has been no material adverse change in the assets, liabilities or financial condition of the Borrower and the Guarantor from that reflected thereon.

       3.06. LITIGATION. There are no actions, suits or proceedings pending or, to the Borrower's actual knowledge, threatened, against or affecting the Borrower or the Guarantor before any court or Governmental Authority which might have a Material Adverse Effect on the Borrower or the Guarantor or their operations or financial condition.

       3.07 ERISA. The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC.
Neither a Reportable Event nor a Prohibited Transaction, has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event which would constitute grounds for termination of or the appointment of a trustee to administer any "employee benefit plan" (including any "multi-employer plan") maintained for employees of Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA.

       3.08 REGULATION U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) and the Borrower does not hold any margin stock (as defined in Regulation U).

       3.09 INVESTMENT COMPANY ACT. Neither the Borrower nor the Guarantor is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

       3.10 PUBLIC UTILITY HOLDING COMPANY. Neither the Borrower nor the Guarantor is a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       3.11 INSOLVENCY. Neither the Borrower nor the Guarantor is "insolvent" within the meaning of that term as defined in the Federal Bankruptcy Code and the Borrower and the Guarantor are each able to pay their debts as they mature.

       3.12 YEAR 2000 COMPLIANCE. The Borrower is in the process of making a full and complete assessment of the Year 2000 Issues and will use commercially reasonable efforts to develop a realistic and achievable program for remediating the Year 2000 Issues on a timely basis. Based on this assessment and program, the Borrower does not reasonably anticipate any Material Adverse Effect as a result of Year 2000 Issues. To the Borrower's actual knowledge, the Borrower does not reasonably anticipate any Material Adverse Effect as a result of Year 2000 Issues that affect the

Borrower's and its tenants, customers, suppliers, third party payors (including Governmental Authorities) or vendors.

       The representations and warranties contained above and in the other Loan Documents shall be true on and as of the date of each Advance with the same effect as though such representations and warranties had been made on and as of each such date.

       By acceptance of an Advance, the Borrower warrants and represents that:

       3.13. ORGANIZATION AND QUALIFICATION. To the extent required by Governmental Requirement, the Borrower is duly qualified to conduct business in the state in which the Project in respect of which such Advance is being made is located.

       3.14 RIGHT AND POWER; CORPORATE AUTHORITY. The Borrower has full right, power and authority to execute and deliver the Loan Documents contemplated by the provisions hereof for such Advance and to perform its obligation thereunder. The Borrower has taken the necessary corporate action to authorize the execution and deliver of such Loan Documents.

       3.15. CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery of the Loan Documents contemplated by the provisions hereof for such Advance, the consummation of the transactions contemplated thereby, and the compliance with the terms, conditions and provisions thereof will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of the Borrower, or, to the Borrower's actual knowledge, any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority or any agreement or instrument to which the Borrower is a party or by which the Borrower or its properties or assets are subject to or bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon the Project in respect of which such Advance is being made or any other property of the Borrower pursuant to the terms of any such agreement or instrument, except as created by the Loan Documents.

       The execution and delivery of the Transaction Guaranty in respect of such Advance, the Guarantor's guarantee contemplated thereby, and the compliance with the terms, conditions and provisions thereof will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of the Guarantor, or, to the Guarantor's actual knowledge, any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority or any agreement or instrument to which the Guarantor is a party or by which the Guarantor or its properties or assets are subject to or bound, including, without limitation, the Guarantor's $150,000,000 Credit Agreement, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the property of the Guarantor pursuant to the terms of any such agreement or instrument.

       3.16. AUTHORITY, VALIDITY AND BINDING EFFECT. The execution and delivery of the Loan Documents contemplated by the provisions hereof for such Advance, have been duly authorized by all necessary action on the part of the Borrower, and no authorization, approval or consent by, or filing with, any Governmental Authority or public regulatory authority is necessary therefor. Such Loan Documents have been duly and validly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights generally and by principles of equity.

       3.17 LITIGATION. There are no actions, suits or proceedings pending or, to the Borrower's actual knowledge, threatened, against or affecting the Project in respect of which such Advance is being made before any court or Governmental Authority which might have a Material Adverse Effect on the Borrower or such Project.

       3.18 COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. The intended use of the Project in respect of which such Advance is being made complies in all material respects with all applicable Governmental Requirements, as the same may be modified by any applicable variances and exceptions, and all material provisions of any applicable restrictive covenants, and the Borrower has obtained all material required permits with respect to the operation and use of such Project.

       3.19 UTILITY SERVICES. All utility services necessary for the use and operation of the Project in respect of which such Advance is being made contemplated by the Lease for such Project are available at the boundaries of the Project and are located within a public right of way adjacent to the Project or within an easement benefiting the Project, which easement is contiguous to the Project and a public right of way, and, to the actual knowledge of Borrower, such utilities have sufficient capacity to serve such Project.

       3.20 HAZARDOUS MATERIALS; STORAGE CONTAINERS; WETLANDS. The Borrower has not used Hazardous Materials on, from or affecting the Project in respect of which such Advance is being made in any manner which violates any Governmental Requirements or Hazardous Materials Laws, and, to the best of the Borrower's knowledge, except as disclosed in any written reports and data provided to the Bank, no prior owner of such Project or prior occupant thereof, has used Hazardous Materials on, from or affecting the Project in any manner which violates any Governmental Requirements or Hazardous Materials Laws. The Borrower further represents to the Bank that, except as disclosed in any written reports and data provided to the Bank, the Borrower has not received any notice of any violations of Governmental Requirements or Hazardous Materials Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials at such Project and, to the best of the Borrower's knowledge, there have been no actions commenced or threatened by any party for non-compliance with any such laws or regulations at such Project. The Borrower further represents that, except as disclosed in any written reports and data provided to the Bank, no Storage Containers are located on or under such Project, except in compliance with all applicable Hazardous Materials Laws, and the Project does not contain any Wetlands.

       3.21 COVENANTS AND RESTRICTIONS. There are no covenants, conditions or restrictions of record or of which the Borrower has knowledge that prohibit the Project in respect of which such Advance is being made from being used and operated as contemplated by the Lease for such Project.

       3.22 FLOOD HAZARD. Except as may be disclosed in any survey or flood hazard certificate provided to the Bank, no part of the Improvements forming a part of the Project in respect of which such Advance is being made are located in or on an "area having special flood hazards" ("SFHA"), as that term is defined in the Flood Disaster Protection Act of 1973, as amended by the 1994 National Flood Insurance Reform Act, and as otherwise amended. If such Improvements (or any portion thereof) are located in an SFHA, the building floor elevations of such Improvements are located at the height prescribed (if any) by Governmental Requirements above the designated flood plain elevation for the SFHA, as determined by FEMA. For purposes of this Paragraph 3.22, the defined term Improvements shall include only walled and roofed buildings.


                                     ARTICLE IV

                                CONDITIONS OF LENDING


       The Borrower agrees that the obligation of the Bank to make an Advance is subject to the accuracy in all material respects, as of the date hereof and the date of such Advance of the representations and warranties contained herein and under the other Loan Document, to performance by the Borrower of its agreements to be performed hereunder and under the other Loan Document on or before the date of such Advance, and to the satisfaction of the following further conditions:

       4.01.  INITIAL ADVANCE. Prior to the initial Advance by the Bank:

              a. ORGANIZATIONAL DOCUMENTS. There shall have been furnished to the Bank by the Borrower:

                   i. A copy of the articles or certificate of incorporation of the Borrower, together with any and all amendments thereto, filed with the appropriate Governmental Authorities of the State of Delaware;

                   ii. A copy of the by-laws of the Borrower, together with any and all amendments thereto;

                   iii. An original or a copy of a Certificate of Existence for the Borrower issued by the Secretary of State of Delaware bearing a recent date;

                     iv. A copy of the resolutions of the Board of Directors of the Borrower authorizing the Loan and the execution of this Agreement and the Note;

                     v. A copy of the articles or certificate of incorporation for the Guarantor, together with any and all amendments thereto;

                     vi. A copy of the by-laws of the Guarantor, together with any and all amendments thereto; and

                     vii. An original or a copy of a Certificate of Existence for the Guarantor issued by the Secretary of State of Delaware bearing a recent date.

              b. BORROWER'S COUNSEL OPINION. The Borrower shall furnish to the Bank an opinion of counsel for the Borrower and the Guarantor in form and substance similar to that attached hereto as EXHIBIT L-1, with blanks appropriately completed.

              c. NOTE. The Borrower shall have executed and delivered to the Bank the Note with blanks appropriately completed.

              d. COMMITMENT FEE. The Borrower shall have paid to the Bank the Commitment Fee. The Commitment Fee shall be paid on the Closing Date.

       4.02 ADVANCE FOR A SPECIFIC PROJECT. Concurrently with or prior to an Advance in respect of a specific Project, the Borrower shall have satisfied each of the following conditions:

              a. ORGANIZATIONAL DOCUMENTS. There shall have been furnished to the Bank by the Borrower:

                     i. A certificate of the Borrower, certifying that no amendments or modifications have been made to the articles of incorporation or by-laws of the Borrower furnished to the Bank pursuant to Section 4.01(a) hereof, other than such amendments or modifications as have been furnished to the Bank pursuant to
              Section 6.14 hereof.

                     ii. An original or copy of a Certificate of Existence for the Borrower issued by the Secretary of State of Delaware bearing a recent date;

                     iii. To the extent required by Governmental Requirement, an original or copy of a Certificate of Authority for the Borrower as a foreign corporation doing business in the state in which the Project in respect of which such Advance is being made is located;

                     iv. A copy of the resolutions of the Board of Directors of the Borrower authorizing the Advance and the execution of the Loan Documents contemplated by the provisions hereof for such Advance;

                     v. A certificate of the Guarantor certifying that no amendments or modifications have been made to the articles of incorporation or by-laws of the Guarantor furnished to the Bank pursuant to Section 4.01(a) hereof, other than such amendments or modifications as have been furnished to the Bank pursuant to
              Section 6.14 hereof;

                     vi. An original or copy of a Certificate of Existence for the Guarantor issued by the Secretary of State of Delaware bearing a recent date; and

                     vii. A copy of the resolutions of the Board of Directors of the Guarantor authorizing the Transaction Guaranty for such Advance or for all Advances made pursuant to this Agreement.

              b. BORROWER'S COUNSEL OPINION. The Borrower shall furnish to the Bank the opinions of counsel for the Borrower and the Guarantor in form and substance similar to that attached hereto as EXHIBIT L-2, with blanks appropriately completed, and EXHIBIT L-3, with blanks completed appropriately.

              c. PROJECT AGREEMENT. The Bank and the Borrower shall have entered into a satisfactory Project Agreement in respect of such Advance.

              d. SECURITY DOCUMENTS. There shall have been executed and delivered to the Bank the following security documents with respect to such Project:

                     i. a Mortgage which shall constitute a first mortgage or deed of trust lien, as applicable, on the Borrower's fee simple interest in such Project;

                     ii. an Assignment of Rents and Leases pursuant to which the Borrower shall have collaterally assigned to the Bank all the right, title and interest of the Borrower as landlord in and to all existing and future leases of space in such Project, including, without limitation, the Lease for such Project, and all rentals and other monies due and to become due under said leases;

                     iii. an Assignment pursuant to which the Borrower shall have collaterally assigned to the Bank all the right, title and interest of the Borrower in and to the permits, licenses, warranties and other agreements in respect of such Project;

                     iv. If the Borrower has then entered into a Project Purchase Agreement for such Project, a Collateral Assignment of Purchase Agreement pursuant to which the Borrower shall have collaterally assigned to the Bank all the right, title and interest of the Borrower in, to and under such Project Purchase Agreement and the Deposit made thereunder; and

                     v. Such financing statements as are deemed necessary by the Bank to perfect the security interests granted under the Loan Documents executed in respect of such Project, which financing statements shall be on forms prescribed by the laws of the state in which such Project is located and which financing statements will have attached thereto a legal description of such Project and an exhibit in the form and substance similar to that attached hereto as EXHIBIT M.

              Each of the above-described collateral documents shall be properly completed and reflect only such further changes as may be necessary to comply with the requirements of the jurisdiction in which such Project is located.

              e. TRANSACTION GUARANTY. The Guarantor shall have executed and delivered to the Bank a Transaction Guaranty in respect of such Advance pursuant to which the Guarantor shall have guaranteed the obligations of the Borrower in respect of such Advance in accordance with the terms thereof. Such Transaction Guaranty shall provide that the amount guaranteed thereunder shall be limited to an amount equal to the sum of (A) the product of (1) the Guarantor's Percentage, MULTIPLIED by
       (2) the outstanding principal balance from time to time of the Advance; PLUS (B) all interest outstanding in respect of such Advance from time to time; PLUS (C) the costs of collection in respect of such Transaction Guaranty. For purposes of a Transaction Guaranty, "Guarantor's Percentage" shall be equal to (a) Ten Percent (10%), if the Tenant under the Lease for the Project in respect of which such Advance is being made has a Rating of A- or higher; (b) Twenty Five Percent (25%) if the Tenant under the Lease for such Project has a Rating of BBB- or higher, but less than A-; (c) Forty Percent (40%), if the Tenant under the Lease for such Project has a Rating of BB+ or lower; and (d) Thirty Five Percent (35%), if the Tenant under the Lease for such Project is Office Max (no matter its Rating); provided, however, if no Event of Default is then continuing, at such time as the Borrower provides to the Bank an executed Project Purchase Agreement for such Project, together with evidence that the Deposit required thereunder has been made, and the Borrower executes and delivers to the Bank a Collateral Assignment of Purchase Agreement with respect to such Purchase Agreement, "Guarantor's Percentage" for purposes of such Transaction Guaranty shall be reduced to (a) Zero, if the Tenant under the Lease for such Project has a Rating of A- or higher; or (b) Ten Percent (10%) if the Tenant under the Lease for such Project is Office Max or has a Rating of less than A-. The Bank will provide a letter to the Borrower and the Guarantor to evidence each such reduction in the Guarantor's Percentage. If prior to the payment in full of such Advance, such Purchase Agreement is terminated for any reason, or the closing thereunder does not occur, Guarantor's Percentage shall revert to the percentage which would have been in effect had the Borrower not provided to the Bank such Purchase Agreement.

              f. BORROWER'S AFFIDAVIT. The Borrower shall have furnished to the Bank an executed Borrower's Affidavit with respect to such Project.

              g      ENVIRONMENTAL INDEMNITY.  The Borrower and the Guarantor
       shall have furnished to the Bank an executed Environmental Indemnity Agreement with respect to such Project.

              h. TITLE POLICY. A Title Company shall have issued and delivered to the Bank a policy of title insurance acceptable to the Bank insuring the priority of the lien of the Mortgage encumbering such Project in the amount of the Advance made in respect of such Project. The Title Policy shall have an effective date of no earlier than the date of such Advance, shall provide extended coverage (i.e., all preprinted or standard exceptions shall be deleted), a 3.0 zoning endorsement (if such endorsement is selected by the Borrower pursuant to Section 4.01(j)(i) hereof to evidence proper zoning of the Project), an access endorsement, a comprehensive endorsement, a subdivision endorsement (where necessary), a last dollar endorsement, a contiguity endorsement (if needed), a revolving credit endorsement and affirmative coverage with respect to filed or unfiled mechanic's lien (where available at reasonable cost) and shall be subject only to such exceptions as may be reasonably approved by the Bank.

              i. SURVEY. The Borrower shall have furnished to the Bank an Urban Class ALTA/ACSM Minimum Standard Detail Survey (including Items 1,3,4,6,7,8,9,10,11 and 13 of Table A thereof) of the Project Site forming a part of such Project, made by a registered engineer or surveyor licensed by the state in which such Project is located and reasonably satisfactory to the Bank and the Title Company and certified to each of them as of a date not more than sixty (60) days prior to the date of the Advance made in respect of such Project showing the boundaries of such Project Site, the actual location of the Improvements located on such Project Site, all building setback lines, easements, rights of way and encroachments affecting such Project Site and other matters apparent thereon and the relation of such Project Site to public thoroughfares for access purposes, certifying that the Improvements (excluding Improvements that are not walled and roofed buildings) located on the Project Site are not located within a special flood hazard area as defined by the Flood Disaster Protection Act of 1973, and showing the number of the Flood Insurance Rate Map on which such Project Site is shown and the date of such map, and shall specify the flood hazard zone in which such Project Site is situated. Such survey shall be reasonably acceptable to the Bank and shall not disclose, in the Bank's reasonable opinion, any facts or circumstances which affect or could affect the marketability of such Project Site or the Borrower's ability to sell or finance such Project;

              j. APPROVALS AND PERMITS. The Borrower shall submit to the Bank evidence reasonably satisfactory to the Bank to the effect that:

                     i. The Project Site forming a part of such Project is presently zoned to permit its use and operation as contemplated by the Lease for such Project, which evidence may be a 3.0 zoning endorsement issued by the Title Company or a satisfactory opinion of counsel admitted to practice in the state in which such Project is located or a zoning confirmation letter of the Governmental Authority having zoning jurisdiction over such Project;

                      ii.   The Borrower has obtained such access
              easements and utility easements, if any, as may be reasonably necessary for the contemplated use of such Project and such easements are insured under the Title Policy;

                     iii. All required permits, licenses and approvals for the use and operation of such Project (including a permanent occupancy permit or a certificate of occupancy, if issued by the jurisdiction in which such Project is located) have been obtained from the applicable Governmental Authorities; and

                     iv. All utility services necessary for the operation of such Project are available at the boundaries of the Project Site forming a part of such Project and are located within a public right of way adjacent to the Project or within an easement benefiting the Project, which easement is contiguous to the Project and a public right of way, and all such utilities have the capacity necessary to provide service to such Project.

              k. INSURANCE. The Borrower shall have furnished to the Bank the insurance required by the Mortgage encumbering such Project, together with evidence of payment in full of the premiums thereon.

              l. PLANS AND SPECIFICATIONS. To the extent the same are in the Borrower's or its agent's possession, the Borrower shall have furnished to the Bank for its review and reasonable approval the Plans and Specifications for such Project.

              m. APPRAISAL. The Bank shall have received a written appraisal in the form of a limited summary report of the leased fee market value and fee simple market value of such Project (a "Project Appraisal"), which Project Appraisal shall use the self comparison approach and the income capitalization approach. Such Project Appraisal must disclose that the leased fee market value of such Project (excluding the value of the Project allocable to any incidental real estate which is contiguous to the leased real estate and improvements which the Borrower is or was required to purchase as part of the acquisition of the leased real estate and improvements) is not less than the Project Costs of such Project. The appraiser providing a Project Appraisal will be selected and directly engaged by the Bank. The cost of a Project Appraisal will be charged to the Borrower and paid by the Borrower upon the funding of the applicable Advance, or if such Advance does not fund, upon the Borrower's receipt of an invoice therefor. Each Project Appraisal shall be prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Related Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of the Comptroller of the Currency pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (Sub-part C of 12 C.F.R. 34) and shall be prepared in response to an engagement letter to be issued by the Bank. Prior to the initial Advance hereunder the Bank and the Borrower shall agree upon a list of appraisers from which the Bank shall select appraisers to provide the Appraisals required hereunder.

              n. INSPECTING ARCHITECT'S REPORT. If requested by the Bank, the Bank shall have received a satisfactory report of an Inspecting Architect for such Project. If the Bank has not received a report for such Project within twenty (20) days after the Bank's receipt from the Borrower of the materials identified on EXHIBIT B attached hereto for such Project, this condition shall be deemed waived by the Bank with respect to such Project.

              o. PROJECT FEE. The Borrower shall have paid to the Bank the Project Fee in respect of such Advance.

              p. ENVIRONMENTAL REPORT. The Borrower shall have furnished to the Bank a copy of an environmental report by an environmental consulting company reasonably acceptable to the Bank (the "Environmental Report") showing that the environmental condition of such Project is reasonably acceptable to the Bank. The Environmental Report shall be addressed to the Bank, or, in the alternative, the Borrower shall provide to the Bank a letter of the consulting company that prepared the Environmental
       Report pursuant to which such consulting company authorizes the Bank to rely on the Environmental Report.

              q. LEASE. The Borrower shall have furnished to the Bank an executed Lease for such Project which Lease shall be a "triple net lease" shall have a remaining term of not less than six (6) years (excluding optional extension or renewal periods) and shall be in a form and content reasonably acceptable to the Bank in all other respects, including rental amounts payable thereunder. Such Lease or a separate document from the Tenant which is party thereto shall include the agreement of such Tenant to subordinate its interest thereunder to any first mortgage or deed of trust on such Project upon the request of the mortgagee or the beneficiary thereunder (a "Mortgagee") and to attorn to such Mortgagee or any purchaser of such Project at a foreclosure sale or a sale made under any power of sale or pursuant to a deed in lieu of foreclosure, provided the Bank agrees to reasonable non-disturbance provisions if the Tenant under such Lease is not in default beyond any applicable cure period thereunder.

              The Borrower shall use reasonable efforts to attempt to obtain the following provisions in such Lease or separate document:

                       i. The Tenant party thereto shall agree to give a Mortgagee by registered or certified mail, a copy of any notice of default served upon the landlord, provided that prior to such notice of default such Tenant has been notified in writing, of the existence of such mortgage or deed of trust and the address of such Mortgagee;

                      ii. A Mortgagee shall have sixty (60) days after its receipt from such Tenant of written notice of a default by the landlord under the such Lease to correct or cure such default; and

                     iii. Such Tenant shall comply with all Hazardous Materials Laws, and shall not store any Hazardous Materials in, on or under such Project, except in accordance with Hazardous Materials Laws.

              r. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT. The Borrower shall have furnished to the Bank a Subordination, Non-Disturbance and Attornment Agreement for such Project, executed by the Borrower, the Bank and the Tenant leasing such Project.

              s. DEBT SERVICE COVERAGE. The Debt Service Coverage for such Project shall be no less than 1.05 to 1.0.

              t. NO EVENT OF DEFAULT. On the date of such Advance no Event of Default shall have occurred and be continuing.

              u. DAMAGE. On the date of such Advance, such Project such shall not have been materially injured or damaged by fire or other casualty.

              v. TENANT ESTOPPEL. The Borrower shall have furnished to the Bank a tenant estoppel letter in respect of such Project executed by the Tenant leasing such Project in a form which is reasonably satisfactory to the Bank and such Tenant, stating that the Lease is in full force and effect, that landlord is not in default and that Tenant is not aware of any amounts it could setoff against rent and including such other statements as are reasonably required by the Bank.

              w. PURCHASE AGREEMENT FOR ACQUISITION OF PROJECT. The Borrower shall have furnished to the Bank a copy of the executed purchase agreement pursuant to which the Borrower has acquired or will acquire such Project and a copy of the closing statement therefor.

              x. SFHA. If the Improvements (or any portion thereof) forming a part of such Project (excluding Improvements that are not walled and roofed buildings) are located in an SFHA:

                            i.     The Borrower shall have furnished
                     evidence satisfactory to the Bank that the building floor elevations of such Improvements are located at the height (if any) prescribed by Governmental Requirements above the designated flood plain elevation for the SFHA, as determined by FEMA; and

                            ii.    The Borrower shall have provided to
                     the Bank either: (A) the flood insurance required by the Mortgage encumbering such Project, together with evidence of payment in full of the premium thereon, or (B) a copy of a Letter of Map Revision ("LOMR") issued by FEMA, removing such Project from the SFHA as determined by FEMA.

              y. LEGAL MATTERS. All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Bank and its counsel.

       The Borrower shall furnish each of the items required under Section 4.02(h), (i), (j),(p) and (q) at least ten (10) days prior to the making of such Advance.

       4.03. PROCEEDINGS AND DOCUMENTS. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to counsel for the Bank, and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance, as to certification and otherwise, reasonably satisfactory to such counsel, as the Bank or its counsel may request.

                                      ARTICLE V

                                    DISBURSEMENTS

       5.01. ADVANCES. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, the Bank agrees to make Advances to the Borrower in accordance with, and subject to the following requirements and limitations:

              a. REQUESTS FOR LOAN ADVANCES. Not less than five (5) business days prior to the making of an Advance of a Project, the Borrower shall submit to the Bank a Request for Advance in such form as the Bank may require setting forth the total amount of the Advance which is requested. Each Request for Advance and each receipt of the Advance requested thereby shall constitute a certification by the Borrower that the representations and warranties contained in Article III hereof are true and correct on the date of such Request for Advance or such receipt, as the case may be. The Borrower shall be entitled to only one (1) Advance per Project.

              b. BORROWING LIMITATIONS. No proceeds of the Loan may be used to acquire properties constructed or financed with the proceeds of any "Project Loan" made by the Bank under the terms of that certain Master Construction Loan Agreement between the Bank and Trammell Crow BTS, Inc., dated August 4, 1997, as the same has been or is amended, restated, modified or replaced.

              c. ADVANCES TO CURE DEFAULTS; ETC. Notwithstanding the foregoing provisions of this Section 5.01, and without receiving Requests for Advances for such Advances, the Bank may at any time or from time to time (i) make Advances to cure any Event of Default or Conditional Default, (ii) make Advances to pay interest on the Loan, (iii) make Advances to pay the reasonable fees and expenses of counsel for the Bank; and (iv) make Advances to pay the reasonable fees and expenses payable to a Title Company for the issuance of a Title Policy. Any Advances made pursuant to this subparagraph (c) shall be evidenced by the Note, as fully as if made to the Borrower, and shall be paid by the Borrower upon demand by the Bank. The Bank shall provide written notice to the Borrower of each Advance made under this subparagraph (c).

              d. ADVANCE AMOUNT. Notwithstanding any other provision contained herein to the contrary, the maximum principal amount of the Advance for a Project shall not exceed an amount equal to the lesser of:
       (a) Ninety Percent (90%) of the Project Costs for such Project, if the Tenant under the Lease for such Project has a Rating of BBB- or higher;
       (b) or Eighty Percent (80%) of the Project Costs for such Project, if the Tenant under the Lease for such Project is Office Max or has a Rating of BB+ or lower.

              e. ADVANCE LIMIT. An Advance for a specific Project shall not be less than Five Hundred Thousand Dollars ($500,000) or more than Five Million Dollars ($5,000,000).

              f.     BORROWER'S INVESTMENT.   No Advance shall be made by the
       Bank for a Project until such time as the Borrower has furnished satisfactory evidence to the Bank that the Borrower has sufficient funds to pay the excess, if any, of the Project Costs for such Project over the amount of such Advance.

              g. CREDIT RATINGS. Notwithstanding any other provisions contained herein to the contrary, the aggregate amount of Advances outstanding in respect of Projects leased to Tenants having a Rating of below BBB- shall not exceed Ten Million Dollars ($10,000,000). For purposes of this subparagraph (g), the Rating of a Tenant shall be its Rating as of the date of the Advance for the Project leased to such Tenant.

              h. GEOGRAPHIC LIMITATION. Notwithstanding any other provisions contained herein to the contrary, the aggregate amount of Advances outstanding in respect of Projects located in a single Metropolitan Statistical Area (as determined by reference to the Census Bureau's Survey of Metropolitan Statistical Areas) shall not exceed Ten Million Dollars ($10,000,000).


                                      ARTICLE VI

                           BORROWER'S AFFIRMATIVE COVENANTS

       The Borrower covenants that until payment in full of the Loan and performance of all of the Borrower's other obligations under the Loan Documents:

       6.01. FINANCIAL STATEMENTS. The Borrower will deliver or cause to be delivered to the Bank:

              a. As soon as practicable, but in any event within ninety (90) days after the close of each fiscal year of Borrower, financial statements of Borrower, prepared by Borrower, including a balance sheet, statement of income and retained earnings and a statement of cash flows. Such financial statements shall be accompanied by a certification of accuracy by an authorized officer of the Borrower.

              b. As soon as practicable, but in any event within sixty (60) days after the end of each fiscal quarter (excluding the fiscal quarter ending at the fiscal year end) of the Borrower, financial statements of Borrower prepared by Borrower, including a balance sheet, statement of income and retained earnings, a statement of cash flows. Such financial statements shall be accompanied by a certification of accuracy by an authorized officer of the Borrower;

              c. As soon as practicable, but in any event within sixty (60) days after the end of each fiscal quarter of Borrower, a Project inventory status report which shall list each Project in respect of which an Advance has been made and remains outstanding, the location of such Project, the Tenant for such Project, the rent payable by such Tenant and the takeout status of such Project;

              d. Within sixty (60) days after the end of each Fiscal Quarter (as defined in the Guarantors $150,000,000 Credit Agreement) of the Guarantor a covenant compliance worksheet in a form approved by the Bank for the Bank's use in determining the Guarantor's compliance with the financial covenants set forth in Section 8.01(p) hereof;

              e. As soon as possible, but in any event within ten (10) days after the Borrower becomes aware thereof, a written statement signed by the chief executive officer or the chief financial officer of the Borrower describing any Reportable Event or Prohibited Transaction which has occurred with respect to any Plan and the action which the Borrower proposes to take with respect thereto; and

              f. The Borrower will with reasonable promptness furnish to the Bank such additional financial and other information respecting the financial condition, business or operations of the Borrower as the Bank may from time to time reasonably request.

       All such financial statements shall be prepared in accordance with GAAP applied on a basis consistent with prior practice unless otherwise specifically noted thereon. The Borrower will with reasonable promptness furnish to the Bank such additional financial and other information respecting the financial condition, business or operations of the Borrower as the Bank may from time to time reasonably request.

       6.02. NOTICES. The Borrower will promptly give the Bank written notice of:

              a. the occurrence or existence of any Event of Default of which the Borrower has actual knowledge, together with a written statement of the action being taken by the Borrower to remedy such Event of Default; and

              b. all litigation or proceedings before any court or Governmental Authority affecting the Borrower or its properties that the Borrower reasonably determines may have a Material Adverse Effect or that affects the use or operation of a Project in respect of which an Advance has been made and is outstanding.

       6.03. ACCESS TO BOOKS AND INSPECTION. The Borrower will give any officer or representative of the Bank access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in the possession of the Borrower relating to the Projects financed with proceeds of the Loan and to inspect such Projects (provided such inspections shall not interfere with a Tenant's use of a Project), all at such reasonable times and as often as the Bank may reasonably request; provided, however, that the Bank shall have no obligation to make any such inspections nor have any responsibility to the Borrower or any person, firm or corporation for any defects or deficiency which may be or which would have been revealed by any such inspection, whether or not discovered by the Bank.

       6.04. GOVERNMENTAL REQUIREMENTS. The Borrower will comply with all Governmental Requirements (including ERISA) and all material terms of restrictive covenants applicable to the Projects in respect of which Advances have been made and are outstanding.

       6.05. MAINTENANCE. The Borrower will maintain each Project in respect of which an Advance has been made and is outstanding in good repair and safe condition at all times and indemnify and defend and hold the Bank harmless from any and all claims relative to the use and occupancy of such Projects.

       6.06. INSURANCE. The Borrower will maintain such insurance on each Project as is required by the Mortgage encumbering such Project.

       6.07. FURTHER ASSURANCES. The Borrower will execute, acknowledge when appropriate, and deliver from time to time at the request of the Bank, such instruments and documents as in the reasonable opinion of the Bank are necessary or desirable to perfect the security interests required herein.

       6.08. FAILURE TO PERFORM. If the Borrower neglects or refuses to pay the costs, premiums, liabilities or other charges incurred in connection with the Loan or otherwise fails to perform its covenants hereunder, the Bank may do so and may add the cost thereof to the Loan as indebtedness evidenced by the Note, and may collect the same from the Borrower upon demand with interest thereon at the highest Default Rate until paid thereunder.

       6.09. ENVIRONMENTAL. The Borrower covenants and agrees to keep or cause each Project in respect of which an Advance has been made and remains outstanding to be kept free of Hazardous Materials in violation of any Governmental Requirement and, without limiting the foregoing, the Borrower shall not cause or permit any such Project to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable Governmental Requirements, nor shall the Borrower cause or permit, as a result of any intentional or unintentional act or omission on the part of the Borrower or any tenant, subtenant or occupant, a release of Hazardous Materials in violation of any Governmental Requirement onto any such Project or onto any other property.

       If Hazardous Materials are present at a Project in violation of the requirements of this Section 6.09, the Borrower shall:

              a. conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on, under or from such Project in accordance with all applicable federal, state and local laws, ordinances, rules, regulations and policies (including, without limitation, Hazardous Materials Laws), to the reasonable satisfaction of the Bank, and in accordance with the orders and directives of all Governmental Authorities;

              b. defend, indemnify and hold harmless the Bank, its employees, agents, officers and directors (the "Bank Indemnified Parties") from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to ("Environmental Losses").

                     i. the presence, disposal, release or threatened release of any Hazardous Materials on, over, under, from or affecting such Project or the soil, water, vegetation, buildings, personal property, persons or animals thereon;

                     ii. any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials;

                     iii. any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials; and/or

                     iv. any violation of laws, orders, regulations, requirements or demands of Governmental Authorities, which are based upon or in any way related to such Hazardous Materials, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses.

       Notwithstanding any provision hereof, the Borrower does not indemnify the Bank Indemnified Parties against any Environmental Losses (i) caused by any Bank Indemnified Party, (ii) arising from the breach, violation or threatened violation of any applicable Hazardous Materials Laws which first occurs after the Bank takes actual possession of a Project pursuant to a foreclosure of the Mortgage encumbering the same or pursuant to a transfer pursuant to a power of sale or deed in lieu of foreclosure thereof; or (iii) any release, discharge, disposal or presence of Hazardous Materials caused by a receiver of a Project or which first occurs while a receiver is in possession of such Project. The Borrower's obligations under this Section 6.09 with respect to a Project shall be terminated two (2) years after the payment in full of the Advance made in respect of such Project; provided, however, the Borrower shall remain liable and obligated hereunder with respect to any claim asserted in writing against the Borrower by the Bank hereunder with respect to such Project prior to the expiration of such two (2) year period.

       6.10. PERSONAL PROPERTY. Except for the security interest granted by the Mortgage encumbering a Project, the Borrower will be the sole owner of all Personal Property and Fixtures incorporated into such Project, free from any adverse lien, security interest, encumbrance or adverse claims thereon of any kind whatsoever. The Borrower will notify the Bank of, and will defend such Personal Property and Fixtures against, all claims and demands of all persons at any time claiming the same or any interest therein. Such Personal Property and Fixtures will not be used or bought for personal, family or household purposes. Such Personal Property and Fixtures will be kept on or at such Project and the Borrower will not remove such Personal Property or Fixtures from such Project without the prior written consent of the Bank, except such portions or items of such Personal Property or fixtures which are consumed or worn out in ordinary usage, all of which shall be promptly replaced by the Borrower. All covenants and obligations of the Borrower contained herein and in the Loan Document shall be deemed to apply to such Personal Property or Fixtures whether or not expressly referred to herein or therein.

       6.11. FINANCING STATEMENTS. At the request of the Bank, the Borrower will join the Bank in executing one or more financing statements and renewals and amendments thereof pursuant to the Uniform Commercial Code of the state in which a Project is located in form satisfactory to the Bank, and will pay the cost of filing the same in all public offices wherever filing is deemed by the Bank to be necessary or desirable.

       6.12. PROJECT PURCHASE AGREEMENT. If after the funding of an Advance, the Borrower enters into a Project Purchase Agreement for the Project in respect of which such Advance was made, the Borrower shall provide to the Bank:

                     a. A copy of such Project Purchase Agreement, together with evidence that the Deposit required thereunder has been made; and

                     b. An executed Collateral Assignment of Purchase Agreement pursuant to which the Borrower shall have collaterally assigned to the Bank all right, title and interest of the Borrower in, to and under such Project Purchase Agreement.

       6.13   BORROWER'S CORPORATE EXISTENCE.   The Borrower shall preserve its
corporate existence.

       6.14 ORGANIZATIONAL DOCUMENTS. The Borrower shall provide to the Bank copies of any amendments or modifications to, or replacements of, the Borrower's certificate or articles of incorporation or by-laws. The Borrower shall cause to be provided to the Bank copies of any amendments or modifications to, or replacements of, the Guarantor's certificate or articles of incorporation or by-laws.


                                     ARTICLE VII

                            BORROWER'S NEGATIVE COVENANTS

       The Borrower covenants that until payment in full of Loan and performance of all of the Borrower's other obligations under the Loan Documents:

       7.01. PROHIBITION UPON TRANSFER, SECONDARY FINANCING. The Borrower shall not convey, sell (other than pursuant to a Project Purchase Agreement), lease (other than pursuant to a Lease) or otherwise dispose of all or any part of a Project in respect of which an Advance has been made and remains outstanding or any interest therein (legal or equitable), or grant any security interest with respect to such Project without the prior written consent of the Bank, unless in connection therewith the outstanding principal balance of such Advance is fully paid.

       7.02. EASEMENTS. The Borrower will not enter into any easement affecting the Project Site forming a part of a Project in respect of which an Advance has been made and remains outstanding without first obtaining the Bank's written approval of such easement and the terms and conditions thereof; provided, however, no such approval shall be required if such easement is granted in the ordinary course of business and provides reasonable benefit to such Project. The Borrower shall provide to the Bank an executed copy of any easement entered into in respect of a Project in respect of which an Advance has been made and remains outstanding.

       7.03. LEASE/PROJECT PURCHASE AGREEMENT. The Borrower will not modify, amend, alter, terminate or cancel the Lease for a Project in respect of which an Advance has been made and remains outstanding, or assign, transfer, pledge or encumber any of its right, title or interest thereunder, without the Bank's prior written consent. The Bank shall not unreasonably withhold or delay its consent to a modification, amendment or alteration to such a Lease. If the Borrower enters into a Project Purchase Agreement for a Project in respect of which an Advance has been made and remains outstanding, the Borrower will not assign, transfer, pledge or encumber any of its right, title or interest thereunder, without the Bank's written consent, nor will the Borrower modify, amend, alter, terminate or cancel such Project Purchase Agreement, without the Bank's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, the Borrower may, without the prior written consent of the Bank, (a) amend such Project Purchase Agreement to extend the closing date thereunder so long as the closing date thereunder is at least ten
(10) days before the Advance Maturity Date for such Advance, and (b) amend such Project Purchase Agreement to adjust the purchase price thereunder and provide for adjustments thereunder so long as the Net Sales Price resulting from the sale of such Project is not less than the amount of the Advance made in respect of such Project. The Borrower shall provide notice to the Bank of the termination or cancellation of such a Project Purchase Agreement within two (2) business days after the effect thereof. The Borrower shall provide to the Bank copies of any amendment or modification to a Project Purchase Agreement within two (2) business days after the execution thereof.

       7.04 MARGIN STOCK. The Borrower shall not use or cause or permit any of the proceeds of the Loan to be used, either directly or indirectly, for the purpose whether immediate, incidental or remote of purchasing or carrying any margin stock within the meaning of Regulation U or of extending credit to others for the purpose of purchasing or carrying any margin stock, and the Borrower shall furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Board Form U-1 referred to in Regulation U. Further, no part of the proceeds of the Loan will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

       7.05 CHANGE NAME AND PLACE OF BUSINESS. The Borrower shall not change its corporate name or principal place of business, except on not less than fifteen (15) days' prior written notice to the Bank.

       7.06 BENEFIT PLANS. The Borrower shall not permit any condition to exist in connection with any employee benefit plan which might constitute grounds for the PBGC to institute proceedings to have the employee benefit plan terminated or a trustee appointed to administer the employee benefit plan; or engage in, or permit to exist or occur any other condition, event or transaction with respect to any employee benefit plan which could result in the Borrower incurring any material liability, fine or penalty.

       7.07 RESTRICTIVE AGREEMENTS. The Borrower shall not enter into any agreement prohibiting the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document.

                                     ARTICLE VIII

                                       DEFAULTS

       8.01. EVENTS OF DEFAULT. The Borrower agrees each of the following described events shall constitute an "Event of Default" hereunder:

              a. The Borrower shall fail to make any payment under the Note within ten (10) days after the date the same is due and payable; or

              b. Any representation or warranty made by the Borrower herein, in any other Loan Document or in any certificate, financial statement or other document furnished by the Borrower pursuant to the provisions hereof, shall prove to have been materially false or misleading as of the time made or furnished, and the Borrower does not, within thirty (30) days after the earlier of receiving written notice from the Bank or the Borrower's own determination that such representation or warranty is false or misleading, commence and complete such actions as are necessary to make such warranty or representation true and accurate; provided, however, that the Borrower shall not be entitled to the foregoing cure period if, the Borrower had actual knowledge that such representation or warranty was false or misleading when made; or

              c. The Borrower shall default in the performance or observance of the covenant contained in Section 7.06 hereof, and such default has not been cured or corrected within thirty (30) days following written notice from the Bank to the Borrower; provided, however, that if such default is of such a nature that it cannot be cured or corrected within such thirty (30) day period, the Borrower shall be entitled to such additional time as may be necessary to cure or correct such default if the Borrower promptly commences such cure or corrective action and diligently pursues such cure or corrective action to completion; or

              d. The Borrower shall default in the performance or observance of any other covenant contained in Article VII; or

              e. The Borrower shall default in the performance or observance of any other covenant, condition or provision herein contained, and such default has not been cured or corrected within thirty (30) days following written notice from the Bank to the Borrower; provided, however, that if such default is of such a nature that it cannot be cured or corrected within such thirty (30) day period, the Borrower shall be entitled to such additional time as may be necessary to cure or correct such default if the Borrower promptly commences such cure or corrective action and diligently pursues such cure or corrective action to completion; or

              f. The Borrower shall default in the performance or observance of any covenant, condition or provision contained in any other Loan Document to which the Borrower is a party, and such default shall continue uncured after any applicable cure or grace period, or if such Loan Document does not contain an applicable cure period, such default has not been cured or corrected within thirty (30) days following written notice from the Bank to the

       Borrower; provided, however, that if such default is of such a nature that it cannot be cured or corrected within such thirty (30) day period, the Borrower shall be entitled to such additional time as may be necessary to cure or correct such default if the Borrower promptly commences such cure or corrective action and diligently pursues such cure or corrective action to completion; or

              g. The Borrower shall neglect, refuse or fail to keep in full force and effect any permit or approval issued by any Governmental Authority required for the occupancy or use of a Project in respect of which an Advance has been made and remains outstanding and the same is not reinstated within thirty (30) days after the Borrower receives notice (from any source) that such permit or approval is no longer in full force and effect; or

              h. A Project in respect of which an Advance has been made and remains outstanding, or any part thereof shall be condemned or damaged by fire or other casualty in such manner as to preclude, in the Bank's sole reasonable judgment, the restoration of the Improvements forming a part of such Project by the Advance Maturity Date for the Advance made in respect of such Project, and the Borrower fails to provide to the Bank within thirty (30) days after such condemnation or damage evidence reasonably satisfactory to the Bank of the Borrower's ability to repay such Advance by the Advance Maturity Date therefor; or

              i. An accurate survey of a Project Site at any time shall show that any of the Improvements constructed thereon materially encroach upon any street, easement, right of way or adjoining property or violate any set back requirement, unless such encroachment or violation is satisfactorily insured against under the Title Policy issued in respect of such Project Site, or that any adjoining structure materially encroaches on a Project Site, unless such encroachment is cured within sixty (60) days following receipt of notice thereof by the Borrower; or

              j. There is any material adverse change in the financial condition of the Borrower or the Guarantor which is not cured within thirty (30) days following written notice from the Bank to the Borrower; or

              k. A writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in a Project in respect of which an Advance has been made and remains outstanding, or any judgment involving monetary damages shall be entered against the Borrower which shall become a lien on a Project in respect of which an Advance has been made and remains outstanding or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within sixty (60) days after its entry or levy; or

              l. The Borrower or the Guarantor shall file a voluntary petition in bankruptcy or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, liquidator, assignee, custodian, sequestrator (or other similar official) of the

       Borrower or the Guarantor, or of all or any part of a Project in respect of which an Advance has been made and remains outstanding, or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts, as the case may be, generally as they become due, or shall become insolvent or unable to pay its debts as they mature, or shall make a general assignment for the benefit of creditors, or shall voluntarily suspend transaction of its business or take any corporate action in furtherance of the foregoing; or

              m. A court of competent jurisdiction shall enter an order, judgment or decree adjudicating the Borrower or the Guarantor as bankrupt or insolvent or approving a petition filed against the Borrower or the Guarantor seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof; or any trustee, receiver or liquidator of the Borrower or the Guarantor or of all or any part of a Project in respect of which an Advance has been made and remains outstanding, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of the Borrower or the Guarantor, as the case may be, and such appointment shall remain unvacated and unstayed for an aggregate period of sixty (60) days (whether or not consecutive); or

              n. The Borrower has breached or defaulted under the Lease for a Project in respect of which an Advance has been made and is outstanding, and such breach or default has not been cured or corrected within any applicable cure period provided under such Lease; or

              o. Any shareholder of the Borrower, sells, assigns, hypothecates, pledges or otherwise transfers its interest as a shareholder of the Borrower; provided however, it shall not be an Event of Default if a shareholder of Borrower transfers or assigns its interest as a shareholder of the Borrower to Guarantor or any entity of which Guarantor is and remains the general partner or managing member or of which Guarantor owns more than a Fifty Percent (50%) ownership and voting interest.

              p.     Guarantor shall:

                     i. Permit the Equity Value, as of the end of any Fiscal Quarter, to be less than Two Hundred Fifty Million Dollars ($250,000,000);

                     ii. Permit the Total Leverage Ratio, as of the end of any Fiscal Quarter to exceed 4.0 to 1.0;

                     iii. Permit the Interest Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 3.0 to 1.0;

                     iv. Permit Liquid Assets, as of the end of any Fiscal Quarter, to be less than Fifteen Million Dollars ($15,000,000); or

                     v. Permit the ratio of Current Assets to Current Liabilities, as of the end of any Fiscal Quarter, to be less than
              1.5 to 1.0., or

              q. there occurs a Reportable Event or a Prohibited Transaction under, or any complete or partial withdrawal from, or any other event which would constitute grounds for termination of or the appointment of a trustee to administer, any "plan" maintained by the Borrower or any ERISA Affiliate for the benefit of its "employees" (as such terms are defined in ERISA) which could have a Material Adverse Effect.

       If any Event of Default described in 8.01(l) or (m) occurs the Bank shall be under no further obligation to make any Advances and the Loan and all interest accrued thereon and any penalty or premium thereunder and all other liabilities of the Borrower hereunder, thereunder and under the other Loan Documents shall thereupon become and be immediately due and payable without any election or action on the part of the Bank, and without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, and if any other Event of Default described in Section 8.01 occurs, the Bank may terminate its commitment to make Advances hereunder and declare the Loan and all interest accrued thereon and any penalty or premium thereunder pursuant to
Section 2.08 hereof and all other liabilities of the Borrower hereunder, thereunder and under the other Loan Documents to be due and payable, whereupon the same shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

       8.02. SPECIAL REMEDIES. If an Event of Default shall exist, the Bank shall have the right, in addition to any rights or remedies available to it under the Loan Documents or otherwise available to it at law or in equity, to enter upon and take possession of the Projects in respect of which Advances have been made and are then outstanding. For purposes of this Section 8.03, the Borrower agrees that the Bank shall have the right, and hereby irrevocably constitutes and appoints the Bank its true and lawful attorney-in-fact, coupled with an interest, with full power of substitution, to (i) prosecute and defend all actions or proceedings in connection with the Projects in respect of which Advances have been made and are then outstanding and to take such action and require such performance as the Bank deems necessary in connection therewith; and (ii) generally do any and every act with respect to the occupancy and use of such Projects as the Borrower may do in its own behalf. Should the unadvanced portion of the Loan be insufficient to pay the sums expended or incurred by the Bank for any of the foregoing purposes, the amount of the deficiency shall be added to the indebtedness evidenced by the Note and in all events shall be secured by the lien of the Loan Documents and shall be paid by the Borrower to the Bank on demand with interest thereon at the respective Default Rates until paid.


                                      ARTICLE IX

                                    MISCELLANEOUS

       9.01. NO IMPLIED WAIVER; CUMULATIVE REMEDIES; WRITING REQUIRED. No delay or failure of the Bank in exercising any right, power or privilege hereunder (or under any Loan Document) shall affect such right, power or privilege, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Bank hereunder and under the other Loan Documents are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or any other Loan Document, or any waiver by the Bank of any provision or condition of this Agreement or any other Loan Document, must be in writing and shall be effective only to the extent as may be specifically set forth in such writing.

       9.02. TAXES. The Borrower shall pay any and all stamp, document, mortgage, intangibles, transfer and recording taxes, fees (including notary fees and mortgage/deed of trust release fees) and similar impositions payable or hereafter determined to be payable in connection with the execution, delivery and/or recording and release of the Loan Documents, and the Borrower agrees to save the Bank harmless from and against any and all present or future claims or liabilities with respect to, or resulting from, any delay in paying or omitting to pay any such taxes, fees or similar impositions.

       9.03. MODIFICATIONS AND AMENDMENTS. Upon execution thereof, each Project Agreement shall automatically be deemed to be an amendment of this Agreement, which amendment shall apply, however, only to the Project which is the subject of such Project Agreement.

       9.04. HOLIDAYS. Except as otherwise provided herein, whenever any payment or action to be made or taken under any of the Loan Documents shall be stated to be due or to be performed on a day which is not a business day, such payment or action shall be made or taken on the next-following business day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

       9.05. NOTICES. All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made three (3) days after the same are deposited in the United States mail, postage prepaid, or immediately upon receipt, if delivered by courier, addressed as follows:


              If to the Bank:      KeyBank National Association
                                   10 West Market Street
                                   9th Floor
                                   Indianapolis, Indiana 46266
                                   Attention: Jane E. Butler

              If to the Borrower:  TCC NNN Trading, Inc.
                                   c/o Trammell Crow Company
                                   7535 East Hampden Avenue
                                   Suite 650
                                   Denver, Colorado 80231
                                   ATTN:  Peter Tippen

              With a copy to:      Lynda A. McNeive

                                   Brownstein Hyatt Farber & Strickland, P.C.
                                   Twenty Second Floor
                                   410 Seventeenth Street
                                   Denver, Colorado 80202-4437

or in accordance with the latest unrevoked written direction from either party to the other party hereto. Failure of Bank to furnish the Borrower's attorney with a copy of any notice provided to the Borrower hereunder shall not be deemed a failure of the Bank to provide the Borrower with such notice and shall not affect, or in any way prevent or estop the Bank from exercising, any right or remedy of the Bank hereunder or under any of the other Loan Documents.

       9.06. REIMBURSEMENT FOR CERTAIN EXPENSES. All costs incidental to the Loan and all Advances thereof, including, but not limited to, title insurance premiums, survey charges, appraisal fees, insurance premiums, inspecting engineers' and/or architects' fees, attorneys' costs and fees and any and all other incidental expenses of the Bank, shall be paid by the Borrower. All such fees and expenses shall be paid upon the receipt of a statement therefor.

       9.07. NO THIRD PARTY RIGHTS. Nothing in this Agreement, whether express or implied, shall be construed to give to any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any other Loan Document, which is intended for the sole and exclusive benefit of the parties hereto and thereto.

       9.08. INTEREST LIMITATION. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the obligations of the Borrower to the Bank under this Agreement and any other Loan Documents are subject to the limitation that payments of interest to the Bank shall not be required to the extent that receipt by the Bank of any such payment by the Borrower would be contrary to provisions of governmental requirements applicable to the Bank which limit the maximum rate of interest which may be charged or collected by the Bank.

       9.09. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

       9.10. GOVERNING LAW. THE BORROWER AGREES WITH BANK THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE MORTGAGES AND THE ASSIGNMENTS OF RENTS AND ANY OTHER LOAN DOCUMENTS, THE LAW OF THE STATE OF INDIANA SHALL GOVERN ALL MATTERS RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS OF THE BORROWER ARISING HEREUNDER OR THEREUNDER. THE BORROWER (a) SHALL BE SUBJECT TO PERSONAL JURISDICTION IN THE STATE OF INDIANA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN STATE OF INDIANA (AND ANY APPELLATE COURTS TAKING APPEALS THEREFROM) FOR THE ENFORCEMENT OF THE BORROWER'S OBLIGATIONS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW

OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN INDIANA FOR THE PURPOSES OF SUCH ACTION, SUIT, PROCEEDING OR LITIGATION TO ENFORCE SUCH OBLIGATIONS OF THE BORROWER. THE BORROWER WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT
OR THE OTHER LOAN DOCUMENTS (x) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT
MAINTAINABLE IN THOSE COURTS OR THAT THIS AGREEMENT AND SUCH OTHER LOAN DOCUMENTS MAY NOT BE ENFORCED IN OR BY THOSE COURTS OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION, (y) THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR (z) THAT THE VENUE OF THE ACTION, SUIT OR
PROCEEDING IS IMPROPER. NOTHING IN THIS SECTION 9.10 SHALL BE DEEMED TO PRECLUDE BANK FROM FILING ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENTS IN THE STATE IN WHICH THE BORROWER HAS ITS CHIEF EXECUTIVE OFFICE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE IN WHICH THE BORROWER HAS ITS CHIEF EXECUTIVE OFFICE, OR, WITH RESPECT TO A SPECIFIC ADVANCE, THE STATE IN WHICH THE
PROJECT BEING ACQUIRED WITH SUCH ADVANCE IS LOCATED OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE IN WHICH THE PROJECT BEING ACQUIRED WITH SUCH ADVANCE IS LOCATED.

       9.11 CERTAIN FEES. No broker's or finder's fee or commission will be payable with respect to the Loan, this Agreement, or the other Loan Documents, or any of the transactions contemplated hereby, and the Borrower hereby indemnifies the Bank against, and agrees that it will hold the Bank harmless from, any claim, demand, or liability for any such broker's or finder's fee or commission alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses, and disbursements of counsel) arising in connection with any such claim, demand, or liability.

       9.12. SURVIVAL. All representations, warranties, covenants, agreements and obligations of the Borrower contained in this Agreement, as amended or supplemented from time to time, shall survive the making of Advances and shall continue in full force and effect so long as the Loan is outstanding and until payment and performance in full of all of the Borrower's obligation thereunder and under the Loan Documents.

       9.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered by the parties, shall constitute an original but all such counterparts together constituting but one and the same instrument.

       9.14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Bank, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer its rights and obligations hereunder or any interest herein without the prior written consent of the Bank.

       9.15   TIME OF ESSENCE.  Time is of the essence under the Loan Documents.

       9.16 NO JOINT VENTURE. Notwithstanding anything to the contrary herein contained or implied, the Bank, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, the Borrower, and the Borrower hereby indemnifies and agrees to defend and hold the Bank harmless, including the payment of reasonable attorneys' fees, from any loss resulting from any judicial construction of the parties' relationship as such.

       9.17. BANK NOT IN CONTROL. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give the Bank the rights or power to exercise control over the affairs and/or management of the Borrower, the power of the Bank being limited to the right to exercise the rights and remedies provided to it in the Loan Documents.

       9.18. WAIVER OF JURY TRIAL. The Borrower and the Bank, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right they may have to a trial by jury in any litigation based upon or arising out of the Loan, this Agreement or any other Loan Document or any of the transactions contemplated hereby or by any other Loan Document or any course of conduct, dealing, statements, whether oral or written, or actions of the Borrower or the Bank. Neither the Borrower nor the Bank shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the Bank or the Borrower except by written instrument executed by both the Borrower and the Bank.



       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                              "BORROWER"

                                       TCC NNN Trading, INC.,
                                       a Delaware corporation

                                       By: /s/ Lucy L. Dineen
                                          ---------------------------------

                                       Printed: Lucy L. Dineen
                                               ----------------------------

                                       Title: Vice President
                                             ------------------------------

                                               "BANK"

                                       KEYBANK NATIONAL ASSOCIATION, a
                                       national banking association

                                       By: /s/ Theodore J. Lewis
                                          ---------------------------------

                                       Printed: Theodore J. Lewis
                                               ----------------------------

                                       Title: Vice President
                                             ------------------------------